UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

APPLIED DIGITAL SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-276-0477

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c).  On March 22, 2008, the Board of Directors of Applied Digital Solutions, Inc. d/b/a Digital Angel (the “Company”) approved Parke H. Hess, Jr. to be the Company’s Chief Operating Officer. Mr. Hess, age 50, has been a consultant working with the Company since January of 2008 and has worked with investment banks and businesses involving investment opportunities and transaction negotiations, primarily within the Radio Frequency Identification technology segment. From 1998-2001, Mr. Hess served as the Chief Financial Officer of HID Corporation.

In connection with the appointment, Mr. Hess and the Company entered into an employment agreement, effective as of March 24, 2008 (the “Employment Agreement”), which provides that Mr. Hess will receive a base salary of $200,000, which will be paid in a lump sum, less customary withholdings, on the first date of his employment, and a signing bonus in the amount of $50,000. Mr. Hess’ salary and signing bonus will be paid entirely in the form of shares of Company common stock, for which Mr. Hess will receive a premium as is more fully described below. Mr. Hess is eligible to receive an annual bonus, subject to approval of the Board of Directors of the Company, ranging from 0% to 120% of base salary based on performance metrics and goals as determined by the Company. In addition, Mr. Hess was granted a stock option to purchase 300,000 shares of common stock of the Company, which vests ratably over the next five years, at a price per share equal to the closing price of a share of common stock of the Company on March 20, 2008 (the trading day immediately preceding Mr. Hess’ first date of employment).

The Employment Agreement also provides that, if at any time during the term of the Employment Agreement Mr. Hess’ employment is terminated by the Company without cause, or after the first annual anniversary of the Employment Agreement the Company terminates Mr. Hess’ employment without cause or Mr. Hess terminates his employment for good reason within six months after a change of control, Mr. Hess will receive one times his base salary plus 60% of earned base salary.

(e).  On March 11, 2008, the Compensation Committee of the Company approved an Equity Swap Program for 2008 (the “Equity Swap Program”), which provides that employees earning an annual base salary of over $100,000 may elect to receive their 2007 bonus or 2008 salary or both in shares of common stock of the Company, less customary withholdings, which is paid in a lump sum at the current market value of the stock. An election to exchange 10%, 20% or 30% of base salary for shares of Company common stock allows the employee to receive a 20%, 25% and 30% premium on the amount exchanged, respectively. In addition, employees can commit to holding the Company common stock for a period between six to twelve months, which would allow employees to receive an additional premium of 1% for every month the stock is held compounded on the gross amount to be issued as a result of the Equity Swap Program. Employees who sell the stock within the first thirty days after issuance receive 100% price protection. Employees who elect to participate in the Equity Swap Program must sign a repayment agreement that contemplates any form of termination or resignation during 2008.

On March 13, 2008, the Company filed a Current Report on Form 8-K disclosing that Joseph J. Grillo, the President and Chief Executive Officer of the Company, agreed to accept the balance of his salary for 2008, after customary withholdings, in unrestricted shares of Company common stock. Under the Equity Swap Program, Mr. Grillo received a 30% premium on the balance of his 2008 salary, as a result of agreeing to accept the entire balance of his salary in Company common stock. In addition, Mr. Grillo also agreed not to sell his stock for twelve months and therefore he received an additional premium of 12% compounded on the gross amount issued to him for an aggregate of 397,508 shares of Company common stock. Mr. Hess has also agreed to receive his salary and signing bonus in Company common stock for which he will receive the same premium percentages as Mr. Grillo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.
Date: March 24, 2008	By:	/s/ Lorraine M. Breece

Name: Lorraine M. Breece
Title: Senior Vice President and Chief Financial Officer